Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 12, 2017, with respect to the consolidated financial statements included in the Annual Report of Yuma Energy, Inc. on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statement of Yuma Energy, Inc. on Form S-8 (File No. 333-215605).

/s/ GRANT THORNTON LLP

Houston, Texas
April 12, 2017